Exhibit 10.4

December 4, 2013

Robin Ranzal Knowles

200 Harvard Mill Square, Suite 210

Wakefield, MA 01880

Re:	Severance Agreement

Dear Robin:

In order to ensure your continued service to the Edgewater Technology, Inc. and its subsidiaries and affiliates (collectively the “Company”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Company wishes to offer you the following severance package which supersedes and replaces your prior severance package letter dated September 20, 2010:

1. Severance. If at any time after the date hereof, you are terminated by the Company (or its successor) without Cause, as defined below, and such termination occurs within one (1) year after the effective date of a Change in Control, as defined below, you shall be entitled to receive (i) severance pay for a period of six (6) months at the rate of your annual base salary then in effect, payable in the same manner as your regular salary, together with six (6) months continued coverage under the Company’s medical and dental plans at the rate applicable to active employees, (ii) a lump sum payment in an amount equal to one-half ( 1⁄2 ) of the annual performance bonus paid by the Company to you during the preceding fiscal year and (iii) full vesting of all stock option grants received by you from the Company which shall be immediately exercisable by you for the period specified in each such grant. Such severance pay and other benefits provided for herein shall be in lieu of any other severance benefits to which you may be entitled under any other applicable policy or program. The Company shall reduce payments made to you pursuant to this Agreement by those deductions and withholdings required for tax purposes, and shall make such tax-related reporting that it reasonably determines to be required with respect to payments or other benefits provided pursuant to this Agreement. Notwithstanding the foregoing, if at the time of termination you are a “specified employee” as defined in the Treasury Regulations, Sec 1.409A-1(i), then the severance payments described above shall be delayed until six months after the date of your termination, in the manner required by Treasury Regulations, Section 1.409A-3(i)(2). In that event, any payments that would otherwise be due prior to the date which is six months after your termination shall instead be due to you on the date which is six months after your termination, or, if earlier, on the date of your death.

2. Change in Control. A “Change in Control” shall be deemed to have occurred if: (i) any person, other than the Company or an employee benefit plan of the Company, acquires, directly or indirectly, the beneficial ownership of any voting security of the Company and immediately after such acquisition such person is, directly or indirectly, the beneficial owner of voting securities representing 50% or more of the total voting power of the then-outstanding voting securities of the Company; (ii) the individuals (A) who, as of the date of this Agreement, constitute the Board (the “Original Directors”) or (B) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the Original Directors then still in office (such directors becoming “Additional Original Directors” immediately following their election) or (C) who are elected to the Board and whose election, or nomination for election to the Board was approved by a vote of at least two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming “Additional Original Directors” immediately following their election), cease for any reason to constitute a majority of the members of the Board; (iii) the stockholders of the Company shall approve a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by at least 75% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or (iv) the stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company’s assets (i.e., 50% or more of the total assets of the Company).

3. Cause. For purposes of this Agreement, “Cause” shall mean any of the following: (A) Employee’s material breach of any provision of the Employee’s Confidentiality and Non-Disclosure Agreement; (B) after providing 30 days prior notice to the Employee and providing the opportunity for Employee to be heard by the Board of Directors during such time, the Board of Directors issues a final written determination that Employee has willfully failed and refused to comply with the material and reasonable directives of the Company; (C) Employee’s failure to meet written performance standards established by the President and Chief Executive Officer of the Company from time to time which Employee has failed to cure within ninety (90) days after receipt of written notice of nonperformance from the Company ; (D) Employee’s gross negligence or willful or intentional misconduct; (E) after providing 30 days prior notice to the Employee and providing the opportunity for Employee to be heard by the Board of Directors during such time, the Board of Directors issues a final written determination that Employee has breached his fiduciary duties to the Company; or (F) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony with respect to Employee, or any other criminal activity which materially affects Employee’s ability to perform his duties or materially harms the reputation of the Company;

4. Assignment. You may not assign your rights or obligations hereunder. The rights and obligations of the Company hereunder shall inure to the benefit of and shall be binding upon its respective successors and assigns.

5. General Release and Cooperation Agreement. Notwithstanding anything to the contrary in this Agreement, the aforementioned severance benefits set forth above are subject to and conditioned upon, and will be paid or provided only in the event of your execution and delivery to the Company and/or its successor of a release of all claims and cooperation agreement in such form as may be required by the Company or its successor. No severance or other benefits will be paid or provided by the Company or its successor unless such release and cooperation agreement has been executed and delivered by you to the Company or its successor and any revocation period thereunder has expired.

6. General Provisions.

a. This Agreement shall in no manner be considered a contract for employment with the Company nor any guaranty of employment for any specified period of time, and your employment with the Company will remain at-will and may be terminated by either the Company or you, at any time, with or without cause and with or without notice.

b. You agree to maintain this Agreement as confidential and shall not disclose the terms hereof to any other employee of the Company or to any other person, firm, or entity other than (i) the members of your immediate family or (ii) your legal counsel and tax advisers, provided all of such individuals are informed of the confidential nature of this Agreement and agree to maintain it as confidential

c. This Agreement shall be subject to and governed by the laws of the Commonwealth of Massachusetts without regard to its choice of law principles.

d. The Company’s obligations to pay amounts hereunder are subject to all withholding obligations under applicable federal, state, and local laws.

If the foregoing is acceptable to you, please execute this correspondence in the space provided for below indicating your acceptance of and agreement with the foregoing.

Very truly yours,

EDGEWATER TECHNOLOGY, INC.

By:	/s/ Shirley Singleton
Shirley Singleton, President and Chief Executive Officer

Accepted and agreed to as of the date written above:

/s/ Robin Ranzal Knowles
Robin Ranzal Knowles